================================================================================
SEC 2069             Potential persons who are to respond to the collections of
(11-01)              information contained in this form are not required to
Previous versions    respond unless the form displays a currently valid OMB
obsolete             control number.

                                  United States                =============================
                       SECURITIES AND EXCHANGE COMMISSION      OMB Number: 3235-0167
                             Washington, D.C. 20549            =============================
                                                               Expires: October 31, 2004
                                     Form 15                   =============================
                                                               Estimated average burden
                                                               hours per response.....1.50
                                                               =============================









CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITES EXCHANGE ACT OF 1934.

                                                   Commission File Number 0-7100

                             Base Ten Systems, Inc.
             (Exact name of registrant as specified in its charter)

            535 East County Line Road - Suite 16, Lakewood, NJ 08701 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                  Class A Common Stock and Class B Common Stock
            (Title of each class of securities covered by this Form)

                                      None
       (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provisions(s) relied upon to terminate or suspend the duty to file reports:

           Rule 12g-4(a)(1)(i)   [ ]              Rule 12h-3(b)(1)(i)[X]   [ ]
           Rule 12g-4(a)(1)(ii)  [ ]              Rule 12h-3(b)(1)(ii)     [ ]
           Rule 12g-4(a)(2)(i)   [ ]              Rule 12h-3(b)(2)(i)      [ ]
           Rule 12g-4(a)(2)(ii)  [ ]              Rule 12h-3(b)(2)(ii)     [ ]
                                                  Rule 15d-6               [ ]


Approximate number of holders of record as of the certification or notice date: 85

Pursuant to the requirements of the Securities Exchange Act of 1934, BASE TEN SYSTEMS, INC. has caused this certification/notice to be signed on its behalf of the undersigned duly authorized person.

Date: November 15, 2002          By: /s/ Kenneth W. Riley
                                     -----------------------------------------
                                     Kenneth W. Riley, Chief Financial Officer

================================================================================
Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.
================================================================================